Exhibit 99.1

MSCI Inc. Reports Financial Results for Fourth Quarter and Full-Year 2014

-- Strong Increases in Run Rate and Operating Revenues --

-- Highest Level of Total Sales Recorded Since 1Q11 --

-- Margin Expansion Expected to Commence in 2H15 and Continue Thereafter --

NEW YORK--(BUSINESS WIRE)--February 5, 2015--MSCI Inc. (NYSE:MSCI), a leading global provider of investment decision support tools, including indexes and portfolio risk and performance analytics products and services, today announced results for the fourth quarter and full-year ended December 31, 2014. As a result of the sale of Institutional Shareholder Services Inc. (“ISS”), results of MSCI’s former Governance business are reflected as discontinued operations in its financial statements. Financial results and operating metrics presented below and in the accompanying tables have been restated to reflect this classification.

Henry A. Fernandez, Chairman and CEO of MSCI, commented, “In 2014, MSCI delivered strong Run Rate and revenue growth and we made key investments in products, sales and technology that will allow our company to generate stronger growth, and further build value for shareholders.”

“In 2015, with our enhanced investment program now largely complete, we are well-positioned to achieve further growth in our core products, realize the benefits of our investments and recent acquisitions and continue to optimize the efficiency of our platform,” continued Mr. Fernandez. “With these focused efforts, we expect profit margins to expand beginning in the second half of 2015 and to continue to grow thereafter.”

Financial and Operating Highlights

(Note: Percentage changes refer to the comparable period in 2013, unless otherwise noted; references to “full-year” are to the twelve month period ended December 31 of the year indicated.)

  Total Run Rate grew 7.7% to $1,006.7 million for fourth quarter 2014; subscription Run Rate grew 7.2%, up 9.0% excluding the impact of foreign currency exchange rate changes.
  Operating revenues increased 6.0% for fourth quarter 2014 and 9.1% for full-year 2014.
  Income from continuing operations of $43.3 million, or $0.38 per diluted share for fourth quarter 2014, compared to $40.9 million, or $0.34 per diluted share a year ago; includes a non-cash charge of $7.9 million for debt repayment and refinancing expenses.
  Adjusted EBITDA Expenses1 grew 7.6% for fourth quarter 2014; up 15.7% for full-year 2014 driven by the investment program.
  Adjusted EBITDA2 increased 3.9% for fourth quarter 2014 and 0.9% for full-year 2014.
  Adjusted EPS3 increased 22.5% to $0.49 for fourth quarter 2014, primarily driven by lower income tax expense and the share repurchase program; up 5.8% for full-year 2014.
  Repurchased 6.9 million shares during full-year 2014 under the share repurchase program.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Year Ended		Change From
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands, except per share data	2014	2013	2013	2014	2013	2013
Operating revenues	$251,105	$236,864	6.0%	$996,680	$913,364	9.1%
Operating expenses	166,011	153,217	8.4%	659,514	573,033	15.1%
Income from continuing operations	43,269	40,875	5.9%	198,942	199,910	(0.5%)
% Margin from continuing operations	17.2%	17.3%		20.0%	21.9%
Net Income	44,340	47,257	(6.2%)	284,113	222,557	27.7%

Diluted EPS from continuing operations	$0.38	$0.34	11.8%	$1.70	$1.64	3.7%
Diluted EPS	$0.39	$0.39	0.0%	$2.43	$1.83	32.8%

Adjusted EPS[3]	$0.49	$0.40	22.5%	$2.00	$1.89	5.8%
Adjusted EBITDA[2]	$104,305	$100,434	3.9%	$408,754	$405,148	0.9%
% Margin	41.5%	42.4%		41.0%	44.4%

Adjusted EBITDA Expenses[1]	$146,800	$136,430	7.6%	$587,926	$508,216	15.7%

[1] Operating expenses, less depreciation and amortization, and the lease exit charge. See Table 13 titled "Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Net Income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization, and the lease exit charge. See Table 11 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] Per share net income before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets, debt repayment and refinancing expenses, and the lease exit charge. See Table 12 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Summary of Results for Fourth Quarter 2014 Compared to Fourth Quarter 2013

Operating Revenues – See Table 4

Operating revenues for the three months ended December 31, 2014 (“fourth quarter 2014”) increased $14.2 million, or 6.0%, to $251.1 million compared to $236.9 million for the three months ended December 31, 2013 (“fourth quarter 2013”). Fourth quarter 2014 recurring subscription revenues rose $7.7 million, or 4.0%, to $201.1 million, asset-based fees increased $6.3 million, or 16.0%, to $45.5 million and non-recurring revenues were up 7.8%, to $4.6 million.

  Index, real estate and ESG products: Index, real estate and ESG product revenues increased $12.7 million, or 9.6%, to $145.7 million. Subscription revenues grew by 6.9% to $100.2 million, driven by growth in revenues from equity index benchmark and ESG products. On an organic basis, excluding the impact of the acquisition of Governance Holdings Co. (“GMI Ratings”), subscription revenues grew by 4.9%.

  Revenues attributable to equity index asset-based fees rose 16.0%, driven by an increase of $52.1 billion, or 16.2%, in average assets under management (“AUM”) in ETFs linked to MSCI indexes and growth in assets from non-ETF passive funds.
  Risk management analytics: Revenues related to risk management analytics products increased 1.4% to $79.5 million, due to higher revenues from RiskManager and InvestorForce products.
  Portfolio management analytics: Revenues related to portfolio management analytics products increased 1.7% to $26.0 million, driven by higher sales of new equity models and Barra Portfolio Manager.

Operating Expenses – See Table 6

Total operating expenses from continuing operations rose $12.8 million, or 8.4%, to $166.0 million from fourth quarter 2013. The increase was driven primarily by the enhanced investment program. The organic investments that the Company committed to under its enhanced investment program are now largely complete.

Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization and the lease exit charge, were $146.8 million in fourth quarter 2014, an increase of $10.4 million, or 7.6%, compared to fourth quarter 2013. The increase in Adjusted EBITDA Expenses year-over-year was the result of the significant investments made to drive the future growth of the Company.

Compensation costs: Total compensation costs rose 8.1% to $101.6 million for fourth quarter 2014 driven by a 13.4% increase in overall headcount. Employees located in emerging market centers grew to 51% of the workforce, up from 46% a year ago, reducing overall compensation expense growth.

Non-compensation costs: Non-compensation costs rose 6.5% to $45.2 million for fourth quarter 2014, primarily reflecting increases in professional fees including $2.1 million related to shareholder matters.

See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Depreciation and amortization: Amortization of intangible assets totaled $11.6 million for fourth quarter 2014, an increase of 3.3% from a year ago. Depreciation and amortization of property, equipment and leasehold improvements rose 36.8% to $7.6 million, primarily reflecting higher depreciation associated with investments in information technology infrastructure, and a cumulative depreciation adjustment of $0.9 million for certain assets that were previously placed in service.

Other Expense (Income), Net

Other expense (income), net for fourth quarter 2014 was $14.4 million, an increase of $7.7 million from fourth quarter 2013. The increase was driven by a non-cash charge of $7.9 million related to the accelerated amortization of deferred financing costs and debt discounts related to the prepayment of the senior secured term loan facility, as well as higher interest expense resulting from the completed private offering of $800 million aggregate principal amount of 5.250% senior notes due November 15, 2024 (“Senior Notes”). Excluding the impact of the related non-cash charge, interest expense for fourth quarter 2014 was $7.8 million, reflecting the higher interest rate following the issuance of the Senior Notes approximately half-way through the quarter.

Income Taxes – Continuing Operations

The provision for income taxes was $27.5 million for fourth quarter 2014, down $8.7 million from fourth quarter 2013, reflecting a decrease in the effective tax rate, to 38.8% for fourth quarter 2014, from 46.9% in fourth quarter 2013. The higher fourth quarter 2014 effective tax rate, relative to full-year 2014 guidance of approximately 36%, reflected the negative impact of certain discrete items in the quarter, partially offset by the renewal of the research and development credit. The higher effective tax rate in fourth quarter 2013 reflected an adjustment in the quarter to reflect a higher than estimated full-year 2013 tax rate.

Income and EPS from Continuing Operations – See Table 12

Income from continuing operations increased $2.4 million, or 5.9%, to $43.3 million for fourth quarter 2014. Diluted EPS from continuing operations was $0.38, up 11.8%, driven by lower income tax expense and by a 5.5% decline in weighted average diluted shares outstanding.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations, debt repayment and refinancing expenses and the amortization of intangible assets, increased $7.8 million, or 16.3%, to $55.5 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations, debt repayment and refinancing expenses and the amortization of intangible assets, increased 22.5%, to $0.49. The increase was primarily driven by lower income tax expense and a 5.5% decline in the weighted average diluted shares outstanding.

See Table 12 titled “Reconciliation of Adjusted EBITDA to Net Income and Adjusted EPS to Net Income and EPS (unaudited)”and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $104.3 million, up 3.9% from fourth quarter 2013. The Adjusted EBITDA margin decreased to 41.5% from 42.4% in the prior year, but increased from 40.5% in third quarter 2014.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Net Income and EPS

Net income was $44.3 million for fourth quarter 2014, down 6.2% from fourth quarter 2013. Diluted EPS was $0.39 for fourth quarter 2014, versus $0.39 for fourth quarter 2013. The weighted average diluted shares outstanding in fourth quarter 2014 was 113.3 million, a decrease of 6.6 million and 3.9 million, respectively, from fourth quarter 2013 and third quarter 2014. The decrease in weighted average diluted shares outstanding compared to both periods was driven by the share repurchase program.

Selected Balance Sheet, Cash Flow, and Capital Expenditure Disclosures

Total cash and cash equivalents at the end of fourth quarter 2014 was $508.8 million, which includes $102.3 million held outside of the U.S. Total debt as of December 31, 2014 was $800 million and net debt, defined as total debt less cash and cash equivalents, was $291.2 million. MSCI’s total debt to Adjusted EBITDA ratio (based on full-year 2014 Adjusted EBITDA) was 2.0, which is within the previously stated financial guidance of maintaining leverage of 1.5 to 2.5.

On November 20, 2014, MSCI completed the private offering of its Senior Notes. MSCI used the net proceeds from the offering, together with cash on hand, to prepay, in full, its $794.8 million of outstanding indebtedness under the senior secured term loan facility, thereby terminating such facility. MSCI also entered into a new $200 million senior unsecured revolving credit agreement simultaneously with the closing of the Senior Notes offering.

Cash flow from operations for fourth quarter 2014 was $104.1 million compared to $95.1 million in fourth quarter 2013. For full-year 2014, cash flow from operations was $305.7 million, compared to $321.2 million in the prior year.

Capital expenditures for fourth quarter 2014 were $8.6 million, compared to $20.8 million in fourth quarter 2013. For full-year 2014, capital expenditures were $50.9 million, versus $43.5 million for full-year 2013.

Enhanced Capital Return Plan

A total of 6.9 million shares were repurchased during 2014 under the share repurchase program, and $550 million remains outstanding under the current authorization. Total shares outstanding as of December 31, 2014 was 112.1 million.

The Board of Directors declared a cash dividend of $0.18 per share for first quarter 2015. The first quarter 2015 dividend is payable on March 13, 2015 to shareholders of record as of the close of trading on February 20, 2015.

Key Operating Metrics – See Tables 8, 9, 10

Total Run Rate grew by $71.8 million, or 7.7%, to $1,006.7 million as of December 31, 2014 compared to December 31, 2013. Total subscription Run Rate grew by $55.6 million, or 7.2%, to $832.2 million as of December 31, 2014 compared to December 31, 2013. Excluding the impact of foreign currency exchange rate changes and the acquisition of GMI Ratings, subscription Run Rate grew by 8.1%.

• Index, real estate and ESG products: Total Index, real estate and ESG Run Rate grew by 11.2% to $589.0 million as of December 31, 2014. Index, real estate and ESG subscription Run Rate grew by 11.6%, to $414.5 million. Excluding the impact of foreign currency exchange rate changes and the acquisition of GMI Ratings, subscription Run Rate rose 10.9%. The growth in Index, real estate and ESG products was driven primarily by equity index benchmark and data products, and was aided by strong growth in ESG and real estate products.

Run Rate attributable to asset-based fees rose 10.3% to $174.6 million compared to December 31, 2013, primarily reflecting higher inflows into ETFs linked to MSCI indexes and non-ETF passive funds.

As of December 31, 2014, AUM in ETFs linked to MSCI indexes was $373.3 billion, an increase of $40.4 billion, or 12.1%, from December 31, 2013, driven by inflows of $49.4 billion, offset by lower market performance of $9.0 billion. AUM in ETFs linked to MSCI indexes was down by $4.6 billion from September 30, 2014 driven by lower market performance.

• Risk management analytics: Risk management analytics Run Rate increased 2.8%, to $310.3 million as of December 31, 2014. Excluding the impact of foreign currency exchange rate changes, Run Rate increased 5.4%, driven by growth from RiskManager, InvestorForce and HedgePlatform products.

• Portfolio management analytics: Run Rate related to portfolio management analytics products increased 4.1% to $107.3 million as of December 31, 2014. Excluding the impact of foreign currency exchange rate changes, Run Rate grew by 5.9%.

Full-Year 2015 Guidance

MSCI’s forward-looking guidance for full-year 2015 is as follows:

  Full-year 2015 Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization and one-time and non-recurring expenses, are expected to be in the range of $620 million to $640 million.

  See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Based on the above full-year 2015 Adjusted EBITDA Expenses guidance, the Company intends to achieve margin expansion beginning in the second half of 2015 and expects it to continue thereafter.

  See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2015 interest expense, including the amortization of financing fees, is expected to be approximately $45 million.
  Full-year 2015 cash flow from operations is expected to be in the range of $275 million to $325 million.
  Full-year 2015 capital expenditures, including software capitalization, are expected to be in the range of $55 million to $65 million.
  The effective tax rate for full-year 2015 is expected to be in the range of 35% to 36%.

Summary of Results for Full-Year 2014 Compared to Full-Year 2013

Operating Revenues – See Table 5

Operating revenues for full-year 2014 increased $83.3 million, or 9.1%, to $996.7 million compared to $913.4 million for full-year 2013. Full-year 2014 recurring subscription revenues rose $52.6 million, or 7.0%, to $801.2 million, asset-based fees increased $27.6 million, or 18.5%, to $177.1 million and non-recurring revenues increased $3.1 million, or 20.4%.

  Index, real estate and ESG products: Full-year 2014 index, real estate and ESG product revenues increased $66.4 million, or 12.9%, to $582.6 million. Subscription revenues grew by 10.6% to $405.5 million and revenues attributable to equity index asset-based fees rose 18.5% to $177.1 million.
  Risk management analytics: Full-year 2014 revenues related to risk management analytics products increased 6.2% to $309.7 million.
  Portfolio management analytics: Full-year 2014 revenues related to portfolio management analytics products decreased 1.0% to $104.4 million.

Operating Expenses – See Table 7

Total operating expenses from continuing operations increased $86.5 million, or 15.1%, to $659.5 million for full-year 2014. The increase was driven by the enhanced investment program. The organic investments that the Company committed to under its enhanced investment program are now largely complete.

Adjusted EBITDA Expenses, defined as operating expenses, less depreciation and amortization and the lease exit charge, was $587.9 for the full-year 2014, an increase of $79.7 million, or 15.7% compared to full-year 2013. The increase in Adjusted EBITDA Expenses year-over-year was the result of the significant investments made to drive the future growth of the Company.

See Table 13 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Other Expense (Income), Net

Other expense (income), net for full-year 2014 was $28.8 million, an increase of $1.3 million from full- year 2013. The increase was driven by a non-cash charge of $7.9 million related to the accelerated amortization of deferred financing and debt discounts related to the prepayment of the senior secured term loan facility and higher interest expense resulting from the private offering of the Senior Notes. This was partially offset by an increase in other income.

Income Taxes – Continuing Operations

The effective tax rate for full-year 2014 was 35.5% versus 36.1% in the prior year.

Income and EPS from Continuing Operations – See Table 12

Income from continuing operations was $198.9 million, a 0.5% decline for full-year 2014 compared to full-year 2013. Diluted EPS from continuing operations was $1.70, up 3.7%, driven by a 3.6% decline in the weighted average shares outstanding.

Adjusted Net Income, which excludes the after-tax impact of discontinued operations, amortization of intangibles, debt repayment and refinancing expenses and the lease exit charge, increased $4.5 million, or 1.9%, to $233.7 million. Adjusted EPS, which excludes the after-tax, per diluted share impact of discontinued operations, amortization of intangibles, debt repayment and refinancing expenses and the lease exit charge, increased 5.8%, to $2.00.

See Table 12 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 11

Adjusted EBITDA, which excludes income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, and the lease exit charge was $408.8 million, up 0.9% for full-year 2014. The Adjusted EBITDA margin decreased to 41.0% from 44.4% in full-year 2013.

See Table 11 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Net Income and EPS

Net income was $284.1 million for full-year 2014, up 27.7% from full-year 2013. Diluted EPS was $2.43 for full-year 2014, up from $1.83 for full-year 2013.

The weighted average diluted shares for full-year 2014 was 116.7 million, a decrease of 4.4 million driven by share repurchase activity.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review fourth quarter and full-year 2014 results on Thursday, February 5, 2015 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation, which will be presented by MSCI’s management during the conference call, will also be made available on that site.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through February 7, 2015. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 49612737) within the United States. International callers dial 1-404-537-3406 (passcode: 49612737). A replay of the conference call will be archived on the investor relations section of MSCI’s website for 12 months after the call.

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices and portfolio risk and performance analytics.

For equity investors, MSCI’s flagship performance and risk tools include: the MSCI indexes with over $9.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra factor models, portfolio risk and performance analytics; and ESG (environmental, social and governance) Research screening, analysis and ratings. MSCI is also a leading provider of multi-asset class risk management tools including RiskMetrics multi-asset class market and credit risk analytics and Barra multi-asset class factor models, portfolio risk and performance analytics to investors in multi-asset class portfolios. MSCI provides IPD real estate information, indexes and analytics for investors in and managers of commercial real estate. MSCI also offers FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of June 30, 2014, as reported on September 30, 2014 by eVestment, Lipper and Bloomberg.

For further information on MSCI, please visit our website at www.msci.com.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance, or achievements.

Other factors that could materially affect our actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2014, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through our website by visiting the “Email Alert Subscription” webpage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization and the lease exit charge.

Adjusted Net Income and Adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, and the after-tax impact of the amortization of intangible assets, debt repayment and refinancing expenses and the lease exit charge.

Adjusted EBITDA Expenses is defined as operating expenses, less depreciation and amortization and the lease exit charge.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one time, unusual or non-recurring expenses, such as debt repayment and refinancing expenses and the lease exit charge, is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted EBITDA Expenses, Adjusted Net Income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly-titled non-GAAP financial measures of other companies.

Table 2: MSCI Inc. Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2014	2013	2014	2014	2013

Operating revenues	$251,105	$236,864	$251,661	$996,680	$913,364
Operating expenses
Cost of services	77,455	72,256	78,876	308,574	275,403
Selling, general and administrative	69,345	64,174	70,833	279,352	232,448
Amortization of intangible assets	11,591	11,217	11,574	45,877	44,798
Depreciation and amortization of property,
equipment and leasehold improvements	7,620	5,570	6,342	25,711	20,384
Total operating expenses	$166,011	$153,217	$167,625	$659,514	$573,033

Operating income	$85,094	$83,647	$84,036	$337,166	$340,331

Interest income	(226)	(239)	(277)	(851)	(889)
Interest expense	15,791	6,913	5,604	31,820	26,256
Other expense (income)	(1,199)	(21)	(1,287)	(2,141)	2,136
Other expenses (income), net	$14,366	$6,653	$4,040	$28,828	$27,503

Income from continuing operations before
provision for income taxes	70,728	76,994	79,996	308,338	312,828

Provision for income taxes	27,459	36,119	28,272	109,396	112,918
Income from continuing operations	$43,269	$40,875	$51,724	$198,942	$199,910

Income from discontinued operations, net of
income taxes	$1,071	$6,382	$(10)	$85,171	$22,647

Net Income	$44,340	$47,257	$51,714	$284,113	$222,557

Earnings per basic common share from:
Continuing operations	$0.38	$0.34	$0.44	$1.72	$1.66
Discontinued operations	0.01	0.06	-	0.73	0.19
Earnings per basic common share	$0.39	$0.40	$0.44	$2.45	$1.85

Earnings per diluted common share from:
Continuing operations	$0.38	$0.34	$0.44	$1.70	$1.64
Discontinued operations	0.01	0.05	-	0.73	0.19
Earnings per diluted common share	$0.39	$0.39	$0.44	$2.43	$1.83

Weighted average shares outstanding used
in computing earnings per share

Basic	112,299	118,828	116,251	115,737	120,100
Diluted	113,289	119,877	117,163	116,706	121,074

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	Dec. 31,	Sept. 30,	Dec. 31,
In thousands	2014	2014	2013

Cash and cash equivalents	$508,799	$448,193	$358,434
Accounts receivable, net of allowances	$178,717	$191,806	$169,490

Deferred revenue	$310,776	$321,025	$319,735
Current maturities of long-term debt	$-	$19,781	$19,772
Long-term debt, net of current maturities	$800,000	$773,173	$788,010

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,
In thousands	2014	2013	2014	2013	2014
Index, real estate and ESG products
Subscriptions	$100,228	$93,771	$101,757	6.9%	(1.5%)
Asset-based fees	45,453	39,200	46,657	16.0%	(2.6%)
Index, real estate and ESG products total	145,681	132,971	148,414	9.6%	(1.8%)
Risk management analytics	79,472	78,380	76,978	1.4%	3.2%
Portfolio management analytics	25,952	25,513	26,269	1.7%	(1.2%)

Total operating revenues	$251,105	$236,864	$251,661	6.0%	(0.2%)

Recurring subscriptions	$201,088	$193,430	$199,858	4.0%	0.6%
Asset-based fees	45,453	39,200	46,657	16.0%	(2.6%)
Non-recurring revenue	4,564	4,234	5,146	7.8%	(11.3%)

Total operating revenues	$251,105	$236,864	$251,661	6.0%	(0.2%)

Table 5: Full Year Operating Revenues by Product Category and Revenue Type (unaudited)

	Year Ended		% Change from
	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2014	2013	2013
Index, real estate and ESG products
Subscriptions	$405,490	$366,674	10.6%
Asset-based fees	177,105	149,487	18.5%
Index, real estate and ESG products total	582,595	516,161	12.9%
Risk management analytics	309,696	291,742	6.2%
Portfolio management analytics	104,389	105,461	(1.0%)

Total operating revenues	$996,680	$913,364	9.1%

Recurring subscriptions	801,183	748,600	7.0%
Asset-based fees	177,105	149,487	18.5%
Non-recurring revenue	18,392	15,277	20.4%

Total operating revenues	$996,680	$913,364	9.1%

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,
In thousands	2014	2013	2014	2013	2014
Cost of services
Compensation[1]	$57,340	$52,145	$59,546	10.0%	(3.7%)
Non-Compensation	20,115	20,111	19,330	0.0%	4.1%
Lease exit charge	-	-	-	n/m	n/m
Total non-compensation	20,115	20,111	19,330	-	4.1%
Total cost of services	$77,455	$72,256	$78,876	7.2%	(1.8%)

Selling, general and administrative
Compensation[2]	$44,224	$41,824	$46,342	5.7%	(4.6%)
Non-Compensation	25,121	22,350	24,491	12.4%	2.6%
Lease exit charge	-	-	-	n/m	n/m
Total non-compensation	25,121	22,350	24,491	12.4%	2.6%
Total selling, general and administrative	$69,345	$64,174	$70,833	8.1%	(2.1%)

Amortization of intangible assets	11,591	11,217	11,574	3.3%	0.1%
Depreciation and amortization of property,
equipment and leasehold improvements	7,620	5,570	6,342	36.8%	20.2%
Total operating expenses	$166,011	$153,217	$167,625	8.4%	(1.0%)

Compensation[3]	$101,564	$93,969	$105,888	8.1%	(4.1%)
Non-Compensation	45,236	42,461	43,821	6.5%	3.2%
Lease exit charge	-	-	-
Amortization of intangible assets	11,591	11,217	11,574	3.3%	0.1%
Depreciation and amortization of property,
equipment and leasehold improvements	7,620	5,570	6,342	36.8%	20.2%
Total operation expenses	$166,011	$153,217	$167,625	8.4%	(1.0%)

n/m = not meaningful
[1] Includes stock based compensation expense of $2.4 million, $2.3 million, and $2.8 million for quarterly periods ended Dec. 31, 2014, Dec. 31, 2013, and Sept. 30, 2014, respectively.
[2] Includes stock based compensation expense of $3.1 million, $3.0 million, and $3.9 million for quarterly periods ended Dec. 31, 2014, Dec. 31, 2013, and Sept. 30, 2014, respectively.
[3] Includes stock based compensation expense of $5.5 million, $5.3 million, and $6.7 million for quarterly periods ended Dec. 31, 2014, Dec. 31, 2013, and Sept. 30, 2014, respectively.

Table 7: Full-Year Operating Expense Detail (unaudited)

	Year Ended		% Change from
	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2014	2013	2013
Cost of services
Compensation[1]	$229,836	$202,518	13.5%
Non-compensation	78,738	73,028	7.8%
Lease exit charge[2]	-	(143)	n/m
Total non-compensation	78,738	72,885	8.0%
Total cost of services	$308,574	$275,403	12.0%

Selling, general and administrative
Compensation[3]	$182,714	$158,659	15.2%
Non-compensation	96,638	74,011	30.6%
Lease exit charge[2]	-	(222)	n/m
Total non-compensation	96,638	73,789	31.0%
Total selling, general and administrative	$279,352	$232,448	20.2%

Amortization of intangible assets	45,877	44,798	2.4%
Depreciation and amortization of property, equipment and leasehold improvements	25,711	20,384	26.1%
Total operating expenses	$659,514	$573,033	15.1%

Compensation[4]	$412,550	$361,177	14.2%
Non-compensation expenses	175,376	147,039	19.3%
Lease exit charge[2]	-	(365)	n/m
Amortization of intangible assets	45,877	44,798	2.4%
Depreciation and amortization of property, equipment and leasehold improvements	25,711	20,384	26.1%
Total operating expenses	$659,514	$573,033	15.1%

n/m = not meaningful

[1] Includes stock based compensation expense of $9.0 million and $9.3 million for full year 2014 and 2013, respectively.
[2] Full-year 2013 included a benefit of $0.4 million associated with an occupancy lease exit charge resulting from the consolidation of MSCI's New York offices.
[3] Includes stock based compensation expense of $12.9 million and $12.1 million for full-year 2014 and 2013, respectively.
[4] Includes stock based compensation expense of $21.9 million and $21.4 million for full-year 2014 and 2013, respectively.

Table 8: Key Operating Metrics (unaudited)[1]

	As of			% Change from
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Sept. 30,
Dollars in thousands	2014	2013	2014	2013	2014

Run Rates[2]
Index, real estate and ESG products
Subscription	$414,490	$371,511	$405,434	11.6%	2.2%
Asset-based fees	174,558	158,305	177,774	10.3%	(1.8%)
Index, real estate and ESG products total	589,048	529,816	583,208	11.2%	1.0%
Risk management analytics	310,339	301,957	311,019	2.8%	(0.2%)
Portfolio management analytics	107,338	103,125	106,993	4.1%	0.3%
Total	1,006,725	934,898	1,001,220	7.7%	0.5%

Subscription total	$832,167	$776,593	$823,446	7.2%	1.1%
Asset-based fees total	174,558	158,305	177,774	10.3%	(1.8%)
Total Run Rate	$1,006,725	$934,898	$1,001,220	7.7%	0.5%

New Recurring Subscription Sales	$31,932	$31,082	$26,211	2.7%	21.8%
Subscription Cancellations	(17,024)	(21,077)	(10,479)	(19.2%)	62.5%
Net New Recurring Subscription Sales	$14,908	$10,005	$15,732	49.0%	(5.2%)
Non-recurring sales	$5,076	$4,107	$4,626	23.6%	9.7%

Employees	2,926	2,580	2,876	13.4%	1.7%
% Employees by location
Developed Market Centers	49%	54%	50%
Emerging Market Centers	51%	46%	50%

[1] Operating metrics have been restated for previous periods to exclude discontinued operations.
[2] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 9: ETF Assets Linked to MSCI Indexes[1] (unaudited)

	Three Months Ended 2013				Three Months Ended 2014				Year Ended
Dollars in billions	March	June	Sept.	Dec.	March	June	Sept.	Dec.	Dec. 2013	Dec. 2014

Beginning Period AUM in ETFs linked to MSCI Indexes	$402.3	$357.3	$269.7	$302.6	$332.9	$340.8	$378.7	$377.9	$402.3	$332.9
Cash Inflow/Outflow[2]	(61.0)	(74.4)	12.7	19.4	6.6	22.7	16.4	3.7	(103.3)	49.4
Appreciation/Depreciation	16.0	(13.2)	20.2	10.9	1.3	15.2	(17.2)	(8.3)	33.9	(9.0)
Period End AUM in ETFs linked to
MSCI Indexes	$357.3	$269.7	$302.6	$332.9	$340.8	$378.7	$377.9	$373.3	$332.9	$373.3

Period Average AUM in ETFs linked to
MSCI Indexes	$369.0	$324.1	$286.2	$321.5	$330.8	$359.6	$385.9	$373.6	$325.0	$362.5

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first and second quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs and $74.8 billion of AUM in 13 Vanguard ETFs, respectively, that transitioned to other indexes during each quarter.

Table 10: Supplemental Operating Metrics (unaudited)

	Sales & Cancellations
	Three Months Ended 2013				Three Months Ended 2014				Year Ended
In thousands	March	June	Sept.	Dec.	March	June	Sept.	Dec.	Dec. 2013	Dec. 2014
New Recurring Subscription Sales	$ 25,676	$ 27,526	$ 26,697	$ 31,082	$ 30,422	$ 29,078	$ 26,211	$ 31,932	$ 110,981	$ 117,644
Subscription Cancellations	(13,995)	(14,154)	(13,345)	(21,077)	(13,978)	(13,173)	(10,479)	(17,024)	(62,572)	(54,655)
Net New Recurring Subscription Sales	$ 11,681	$ 13,372	$ 13,352	$ 10,005	$ 16,444	$ 15,905	$ 15,732	$ 14,908	$ 48,410	$ 62,989

Non-recurring sales	5,117	5,714	2,970	4,107	4,798	5,671	4,626	5,076	17,908	20,170
Total Sales	$ 30,793	$ 33,240	$ 29,667	$ 35,189	$ 35,220	$ 34,749	$ 30,837	$ 37,008	$ 128,889	$ 137,813

	Aggregate & Core Retention Rates
	Three Months Ended 2013				Three Months Ended 2014				Year Ended
	March	June	Sept.	Dec.	March	June	Sept.	Dec.	Dec. 2013	Dec. 2014
Aggregate Retention Rate[1]
Index, real estate and ESG products	95.0%	94.0%	94.7%	90.7%	94.9%	94.1%	95.1%	93.0%	93.6%	94.2%
Risk management analytics	93.4%	92.2%	91.7%	85.7%	91.0%	91.6%	94.4%	88.6%	90.8%	91.4%
Portfolio management analytics	81.7%	87.0%	89.1%	88.9%	90.6%	94.8%	93.6%	93.2%	86.7%	93.0%

Total Aggregate Retention Rate	92.4%	92.3%	92.7%	88.5%	92.8%	93.2%	94.6%	91.3%	91.5%	93.0%

Core Retention Rate[1]
Index, real estate and ESG products	95.0%	94.1%	94.8%	90.9%	94.9%	94.1%	95.2%	93.2%	93.7%	94.2%
Risk management analytics	93.7%	92.8%	91.7%	85.8%	91.0%	91.6%	94.6%	89.2%	91.0%	91.6%
Portfolio management analytics	82.8%	87.5%	90.3%	90.1%	93.4%	95.8%	94.8%	93.4%	87.7%	94.3%

Total Core Retention Rate	92.7%	92.6%	92.9%	88.8%	93.2%	93.3%	94.9%	91.7%	91.8%	93.2%

[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate, the same methodology is used except the cancellations in the period are reduced by the amount of product swaps.

Table 11: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

.	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
In thousands	2014	2013	2014	2014	2013
Net Income	$44,340	$47,257	$51,714	$284,113	$222,557

Less:Income from discontinued operations, net of
income taxes	$(1,071)	$(6,382)	$10	$(85,171)	$(22,647)

Income from continuing operations	$43,269	$40,875	$51,724	$198,942	$199,910

Plus:Provision for income taxes	27,459	36,119	28,272	109,396	112,918
Plus:Other expense (income), net	14,366	6,653	4,040	28,828	27,503
Operating income	$85,094	$83,647	$84,036	$337,166	$340,331
Plus:Depreciation and amortization of property,
equipment and leasehold improvements	7,620	5,570	6,342	25,711	20,384
Plus:Amortization of intangible assets	11,591	11,217	11,574	45,877	44,798
Plus:Lease exit charge	-	-	-	-	(365)
Adjusted EBITDA	$104,305	$100,434	$101,952	$408,754	$405,148

Table 12: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2014	2013	2014	2014	2013
Net Income	$44,340	$47,257	$51,714	$284,113	$222,557

Less:Income from discontinued operations, net of
income taxes	$(1,071)	$(6,382)	$10	$(85,171)	$(22,647)

Income from continuing operations	$43,269	$40,875	$51,724	$198,942	$199,910
Plus:Amortization of intangible assets	11,591	11,217	11,574	45,877	44,798
Plus:Debt repayment and refinancing expenses	7,944	1,405	-	7,944	1,405
Plus:Lease exit charge	-	-	-	-	(365)
Less:Income tax effect	(7,273)	(5,732)	(4,090)	(19,096)	(16,547)
Adjusted Net Income	$55,531	$47,765	$59,208	$233,667	$229,201

Diluted EPS	$0.39	$0.39	$0.44	$2.43	$1.83

Less:Earnings per diluted common share from
discontinued operations	(0.01)	(0.05)	-	(0.73)	(0.19)

Earnings per diluted common share from
continuing operations	0.38	0.34	0.44	1.70	1.64
Plus:Amortization of intangible assets	0.10	0.09	0.10	0.39	0.37
Plus:Debt repayment and refinancing expenses	0.07	0.01	-	0.07	0.01
Plus:Lease exit charge	-	-	-	-	-
Less:Income tax effect	(0.06)	(0.04)	(0.04)	(0.16)	(0.13)
Adjusted EPS	$0.49	$0.40	$0.50	$2.00	$1.89

Table 13: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Year Ended		Full Year
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	2015
In thousands	2014	2013	2014	2014	2013	Outlook
Total operating expenses	$166,011	$153,217	$167,625	$659,514	$573,033	$702,000 - $724,000
Less:Depreciation and amortization
of property, equipment and
leasehold improvements, and
Amortization of intangible assets	19,211	16,787	17,916	71,588	65,182	82,000 - 84,000
Less:Lease exit charge	-	-	-	-	(365)	-
Adjusted EBITDA Expenses	$146,800	$136,430	$149,709	$587,926	$508,216	$620,000 - $640,000

CONTACT:
MSCI Inc.
MSCI, New York
Stephen Davidson, + 1-212-981-1090
or
Media Inquiries:
MSCI, London
Jo Morgan, + 44-20-7618-2224
or
MSCI, New York
Kristin Meza, + 1-212-804-5330
or
MHP Communications, London
Sally Todd | Christian Pickel, + 44-20-3128-8100